EXHIBIT 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REED ELSEVIER PLC CONSOLIDATED FINANCIAL STATEMENTS
We consent to the incorporation by reference in this Registration Statement of Reed Elsevier PLC, Reed Elsevier Capital Inc. and Reed Elsevier NV on Form F-3 of our reports dated February 20, 2008 (November 26, 2008 as to the effects of the presentation of Reed Business Information as a discontinued operation as described in note 4 to the combined financial statements), relating to the consolidated financial statements of Reed Elsevier PLC appearing in the Form 6-K of Reed Elsevier PLC and Reed Elsevier NV filed on November 26, 2008.
Deloitte & Touche LLP
London, United Kingdom
November 26, 2008